Exhibit 99.1

FOR FURTHER INFORMATION:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

THURSDAY, JULY 24, 2014

KAPSTONE PAPER AND PACKAGING CORPORATION ELECTS

ROBERT J. BAHASH AND MAURICE REZNIK AS DIRECTORS

NORTHBROOK, IL, July 24, 2014 — KapStone Paper and Packaging Corporation (NYSE: KS) (“KapStone”) today announced that on July 24, 2014, the Board of Directors elected Robert J. Bahash and Maurice Reznik as Directors of the Company. Mr. Bahash was elected as a Class A director with a term expiring at the annual shareholders meeting in May 2016. Mr. Reznik was elected as a Class C director with a term expiring at the annual shareholders meeting in May 2015.

Mr. Bahash, age 69, was the President of McGraw-Hill Education from November 2010 until his retirement in June 2012. Prior to that time, he served as executive vice president and chief financial officer of the McGraw-Hill Companies for 22 years. Mr. Bahash is a member of the American Institute of Certified Public Accountants, the Financial Executives Institute, and the New Jersey Society of Certified Public Accountants. He was a member of the Board of Directors for WMS Industries, Inc. until the Fall of 2013 when the company was sold to Scientific Games, Inc. He graduated from Mount St. Mary’s College (Maryland) with a B.S. degree in accounting and received an M.B.A. in finance from New York University.

Mr. Reznik, age 60, held the office of Chief Executive Officer, and was a member of the Board of Directors of Maidenform, Inc. from 2008 until the sale of Maidenform, Inc. earlier this year. He served as the company’s President from 1998 to 2008. Maidenform, Inc. is a global publicly traded, direct to consumer and wholesale intimate apparel company with $600 million in revenues. From 1994 to 1998, Mr. Reznik was the President of Warner’s Intimate Apparel Group, North America. He currently serves on the Board of Directors of the Movado Group, Inc., For the Love of Life Colon Cancer Foundation at Sloan Kettering, Dignity U Wear Foundation and Queens College.  Mr. Reznik received a B.A. degree from Queens College.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 22 converting plants, respectively, across the US. The business employs approximately 4,600 people.

###